Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)

                                Three
                                Months
                                Ended          Years Ended December 31
                                Mar.31,  -------------------------------------
                                1999     1998     1997    1996    1995    1994
                                -------  ----     ----    ----    ----    ----
Income (loss) from continuing
 operations before income taxes $171.0  $604.7  $(758.8) $ 93.7 $(781.1) $ 14.6
Add (deduct) share of loss
  (income) of associated
  companies                        7.9   (  .3)     5.9    (4.9)    5.0    16.6
                                ------- ------   ------  ------  ------  ------
    Subtotal                     178.9   604.4   (752.9)   88.8  (776.1)   31.2
                                ------- ------   ------  ------  ------  ------
Interest expense                  34.2   171.7    233.2   249.7   202.1   203.7
Amortization of debt issuance
  expenses                         1.0     4.6      6.7     6.3     5.1     6.2
Portion of rental expense
  representative of interest      12.1    48.5     51.2    59.2    65.3    65.0
                                ------  ------  -------  ------  ------  ------
    Total Fixed Charges           47.3   224.8    291.1   315.2   272.5   274.9
                                ------  ------  -------  ------  ------  ------
Earnings (loss) from continuing
  operations before income
  taxes and fixed charges       $226.2  $829.2 $(461.8)  $404.0 $(503.6) $306.1
                                ======  ====== =======   ====== =======  ======
Ratio of earnings to fixed
  charges                         4.78    3.69    (a)      1.28    (a)     1.11
                                ======  ======  =======  ======  ======  ======

(a) Earnings for the years ended December 31, 1997 and 1995 were inadequate to cover fixed charges by approximately $752.9 and $776.1 million, respectively.